Exhibit 10.33

SENIOR EXECUTIVE

TERMINATION BENEFITS AGREEMENT

This Senior Executive Termination Benefits Agreement (the “Agreement”), dated as of January 15, 2017 (the “Effective Date”), by and between Darling Ingredients Inc., a Delaware corporation (the “Company”), and Patrick C. Lynch (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is being employed as a key executive officer of the Company and as such will make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company considers that providing severance benefits will operate as an incentive for the Executive to remain employed by the Company;

NOW, THEREFORE, to induce the Executive to remain employed by the Company, and to acknowledge the “At Will” status of the Executive’s employment by the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:
1.     Circumstances Triggering Receipt of Severance Benefits.

Subject to the Executive’s execution of a general release (on the Company’s standard form) in favor of the Company pursuant to which the Executive waives, effective as of the Termination Date (as hereinafter defined), any and all claims, known or unknown, relating to the Executive’s employment by the Company or the termination thereof, the Company shall provide the Executive with the benefits set forth in Section 3 upon any termination of the Executive’s employment for any reason except the following:

(a)
Termination by reason of the Executive’s “voluntary termination” other than a Change in Control Termination (as hereinafter defined). For the purposes of this Agreement, “voluntary termination” shall mean the voluntary resignation by the Executive of his employment with the Company;

(b)
“Termination with Cause.” For the purposes hereof, “Cause” shall mean termination of employment of the Executive by the Company following (1) material failure of the Executive to comply with the reasonable directions of the Company’s Chief Executive Officer or Board of Directors, which failure is not corrected after thirty (30) days written notice from the Company, (2) the commission by the Executive of an act of fraud or dishonesty or of an act which he knew to be in material violation of his duties to the Company (including the unauthorized disclosure of confidential information) or (3) following a felony conviction of the Executive; or

(c)
Termination upon the Executive’s normal retirement. For the purposes of this Agreement, “normal retirement” shall mean the termination of employment of the Executive by the Company or the Executive in accordance with the Company’s retirement policy (including early retirement, if included in such policy and elected by the Executive in writing) generally applicable to its senior executive employees, or in accordance with any other retirement agreement entered into by and between the Executive and the Company.

For the purpose of this Agreement, the placement of the Executive on permanent or long-term disability status as defined by the Company’s long-term disability policy covering the Executive and the death of the Executive shall not be deemed a termination and shall not qualify the Executive for the benefits set forth in this Agreement. Notwithstanding the foregoing, the Executive must deliver to the Company the general release (as described above), for which the seven-day revocation period has expired, no later than thirty (30) days following the Termination Date. Any payments that would be made pursuant to Section 3(a), Section 3(c) or Section 3(e) prior to the thirtieth (30th) day following the Termination Date shall be made on the first payroll date after the thirtieth (30th) day following the Termination Date.

2.     No Entitlement of Employment and Acknowledgment of “At Will” Status.

This Agreement shall not be construed as and does not constitute a promise or guaranty of continued employment. In consideration of this Agreement, the Executive acknowledges and agrees that his employment with the Company is “At Will”. The Executive understands that his employment with the Company is not for a specified term and is at the mutual consent of the Executive and the Company and, therefore, the Company can terminate the employment relationship at will, with or without Cause.

3.     Termination Benefits.

Subject to the conditions set forth in Section 1, the following benefits (subject to any changes in benefit programs that may occur in the future and any applicable payroll or other taxes required to be withheld) shall be provided to the Executive:

(a)    Compensation. Commencing on the Termination Date (as defined below), the Executive shall be paid periodically, according to his unit’s wage practices, the amount of his periodic base salary until he has been paid one and one-half (1.5) times his annual base salary (“Termination Pay Amount”) at the highest rate in effect in the preceding twelve (12) months. Each such periodic termination payment is hereby designated a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if a Change in Control (as hereinafter defined) of the Company occurs and if, within twelve (12) months following the Change in Control, either the

Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason (as defined below) (either such event being referred to herein as a “Change in Control Termination”) then in lieu of the Termination Pay Amount, and not in addition thereto, the Executive shall receive a lump sum payment within thirty (30) days of the date of termination or resignation for Good Reason, as the case may be, equal to three (3) times the Executive’s annual base salary at the highest rate in effect in the preceding twelve (12) months (the “Change in Control Termination Payment”).

(b)	Vacation Pay. Any accrued vacation pay due but not yet taken at the Termination Date shall be paid to the Executive on the date his employment with the Company is terminated (the “Termination Date”).

(c)
Welfare Benefits, etc. The Executive’s participation (including dependent coverage) in any life and disability plans, and other similar benefits of the Company (except business travel accident insurance and continued contributions to qualified retirement plans) in effect immediately prior to the Termination Date shall be continued, or equivalent benefits provided by the Company, for a period of eighteen (18) months from the Termination Date, or thirty-six (36) months in the case of a Change in Control Termination, to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits. In addition, the Company shall pay an amount equal to the applicable COBRA premium rate, if any, for a period of eighteen (18) months from the Termination Date, or thirty-six (36) months in the case of a Change in Control Termination, for health, dental and other similar COBRA coverage for the Executive and Executive’s eligible dependents, and such payments shall be includible in the Executive’s gross income.

(d)
Bonus and Retirement Benefits. The Executive shall remain eligible to receive a prorated amount (based on the number of days worked in the fiscal year) of his annual incentive cash bonus to the extent it is earned under the terms of the Company’s then applicable annual incentive plan. Executive’s annual incentive cash bonus (if any) shall be paid in cash in accordance with the terms of the annual incentive plan and at the same time that other executive participants in the plan are paid. The Agreement shall not affect the Executive’s entitlement to benefits under the Company’s retirement plan accrued as of his termination.

(e)
Executive Outplacement Counseling. The Company shall engage an outplacement counseling service of national reputation, at its own expense provided that such expense shall not exceed Ten Thousand Dollars ($10,000), to assist the Executive in obtaining employment, until the earliest of (i) two years from the Termination Date, (ii) such date as the

Executive has obtained employment, or (iii) until such time the Company’s expenses equal Ten Thousand Dollars ($10,000).

For purposes of the Agreement, “Change in Control” means the occurrence of any of the following events:

(1)Any Person, as defined in the Company’s 2012 Omnibus Incentive Plan (the “Omnibus Plan”), becomes the Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its Directors (the “Outstanding Employer Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities; (ii) any acquisition by the Company or any of its Subsidiaries (as defined in the Omnibus Plan); (iii) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of clause (3) of this definition below;

(2)Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3)    Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or indirectly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Employer Voting Securities; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of clause 2 of this definition at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(4)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Agreement, “Good Reason” means the Executive’s voluntary resignation of employment due to one of the following events:

(1)    any material diminution by the Company of the authority, duties or responsibilities of the Executive;

(2)    any material diminution in the Executive’s base salary, which, for purposes of this Agreement, means a ten percent (10%) or more reduction in base salary, determined based upon the highest rate of the Executive’s base salary in effect in the twelve (12) months preceding such reduction;

(3)    any material diminution in the amount of any bonus award or incentive compensation opportunities available to the Executive immediately before the Change in Control or any material change in the terms of any such bonus award or incentive compensation opportunities; provided, however that no Good Reason event shall occur in connection with any change in the terms of such benefits if such change is made applicable to each of the Company's senior executive officers;

(4)    any material change in the geographic location at which the Executive must perform his duties for the Company, which, for purposes of this Agreement, means the Executive’s permanent relocation to any office or location which is located more than thirty (30) miles from the location where the Executive is based as of the Effective Date; or

(5)    any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with this Agreement under Section 6.

The Executive must provide a written notice of his intent to terminate employment for Good Reason (the “Notice of Termination”) to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days from the date on which the Notice of Termination is received in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Executive’s Notice of Termination. If the Company does not correct the act, or the failure to act, within thirty (30) days, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination. If the Executive fails to comply with the notice requirements set forth above and resigns his employment, regardless of the existence of a Good Reason event, such resignation will be considered to be a voluntary resignation and no severance amounts will be paid under Section 3(a).

4.     Entirety.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless referring specifically to this Agreement and executed in writing by the parties hereto. In no event will the Executive be entitled to severance under both this Agreement and the Company’s severance policy, if any, as it is the intent of the parties hereto that the severance provided for in this Agreement shall be in lieu of, and not in addition to, the severance that the Executive would otherwise be entitled to under the Company’s severance policy, if any.

5.     Certain Obligations of Executive.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees to the following obligations, which obligations of the Executive shall be in addition to, and shall not limit, any other obligation of the Executive to the Company with respect to the matters set forth herein or otherwise:

Nondisclosure. The Executive hereby agrees that all documents, records, techniques, business secrets, price and route information, business strategy and other information, whether in electronic form, hardcopy or other format, which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment, shall be deemed to be confidential and proprietary to the Company and the Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its affiliates and their respective businesses, unless such information (i) is publicly disclosed by the Company or (ii) is required to be disclosed by valid legal process; provided, however, that prior to any such disclosure, if reasonably practicable, the Executive must first notify the Company and cooperate with the Company (at the Company’s expense) in seeking a protective order; and further provided that nothing in this Section 5(a) limits any provision of Section 5(g) below.

(b)
Return of Property. The Executive agrees that, upon termination of the Executive’s employment with the Company for any reason, the Executive will return to the Company, in good condition, all property of the Company and any of its affiliates, including without limitation, keys; building access cards; computers; cellular telephones; automobiles; the originals and all copies (in whatever format) of all management, training, marketing, pricing, strategic, routing and selling materials; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment, provided that nothing in this Section 5(b) limits any provision of Section 5(g) below. If such items are not returned in accordance with this Section 5(b), the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)
Nonsolicitation. During the period of employment with the Company and for a period of 12 months thereafter, the Executive will not, on the Executive’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, or otherwise act indirectly to hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, nor will the Executive use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its affiliates.

(d)
Nondisparagement. The Executive shall not, either during the term of this Agreement or at any time thereafter, make statements, whether orally or in writing, concerning the Company, any of its directors, officers, employees or affiliates or any of its business strategies, policies or practices, that shall be in any way disparaging, derogatory or critical, or in any way harmful to the reputation of the Company, any such persons or entities or business strategies, policies or practices, provided that nothing in this Section 5(d) limits any provision of Section 5(g) below.

(e)
Cooperation. The Executive agrees to cooperate, at the request and expense of the Company, in the prosecution and/or defense of any claim or litigation in which the Company or any affiliate is involved on the Termination Date or thereafter that includes subject matter as to which the Executive has knowledge and/or expertise, provided that nothing in this Section 5(e) limits any provision of Section 5(g) below.

(f)
Damages. Notwithstanding anything in this Agreement to the contrary, if the Executive breaches the covenants contained in this Section 5, the Company will have no further obligations to the Executive pursuant to this Agreement or otherwise and may recover from the Executive all such damages to which it may be entitled at law or in equity. In addition, the Executive acknowledges that any such breach may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Company may seek whatever relief it determines to be appropriate to protect the Company’s rights under this Agreement, including, without limitation, an injunction to prevent the Executive from disclosing any trade secrets or confidential or proprietary information concerning the Company to any person or entity, to prevent any person or entity from receiving from the Executive or using any such trade secrets or confidential or proprietary information and/or to prevent any person or entity from retaining or seeking to retain any other employees of the Company. The Executive acknowledges good and sufficient consideration for the covenants of this Section 5.

(g)
Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit the Executive’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

6.     Successors.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

7.     Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas.

8.     Termination.

This Agreement shall terminate on December 31, 2017 (the “Term”); provided, however, that the Term shall automatically extend for successive one (1) year periods on December 31, 2017 and each anniversary thereof, unless the Executive’s employment is terminated prior thereto or the Company provides written notice to the Executive of the Company’s intention not to extend the Term at least six (6) months prior to the applicable extension date.

9.    Compliance with Code Section 409A.

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, and if and only to the extent it becomes necessary to prevent any accelerated or additional tax under Section 409A of the Code, if the Executive is a “specified employee” as defined in Section 409A of the Code, any severance pay or benefits constituting deferred compensation to which Section 409A applies and payable by reason of the Executive’s termination of employment (severance pay and benefits up to $450,000 are not subject to Section 409A) shall be deferred (without any adjustment to the amount of such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following such termination (or the earliest date as is permitted under Section 409A of the Code). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

[signatures on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

DARLING INGREDIENTS INC.

By: /s/ Randall C. Stuewe
Randall C. Stuewe
Chief Executive Officer

EXECUTIVE

By: /s/ Patrick C. Lynch
Printed Name: Patrick C. Lynch